Exhibit 10.50

APPLIED MATERIALS, INC.
APPLIED INCENTIVE PLAN
(Amended and Restated Effective October 28, 2013)

APPLIED MATERIALS, INC.
APPLIED INCENTIVE PLAN

(Amended and Restated Effective October 28, 2013)

1.	ESTABLISHMENT AND PURPOSE
Applied Materials, Inc. (the “Company”), having originally established the Applied Materials, Inc. Applied Incentive Plan (the “Plan”) effective as of December 8, 2008, hereby amends and restates the Plan in its entirety effective as of October 28, 2013. The Plan is intended to increase shareholder value and the success of the Company and its affiliates by motivating Plan Participants to perform to the best of their abilities, and to achieve and even exceed the Company’s objectives. The Plan’s goals are to be achieved by providing Plan Participants with the potential to receive incentive awards based on their meeting or exceeding performance goals set for the Company, their business units, and/or the Participant.

2.	DEFINITIONS
The following terms will have the following meanings unless a different meaning is plainly required by the context:
2.1.    “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships, joint ventures and limited liability companies) that the Committee determines to be controlling, controlled by, or under common control with the Company.
2.2.    “Board” means the Company's Board of Directors or, if Applied Materials, Inc. is not the highest level (ultimate parent) entity among it and its Affiliates, the board of directors of the ultimate parent corporation of the Company.
2.3.    “Cause” means a Participant’s (a) failure to perform (other than due to mental or physical disability or death) the duties of his or her position (as they may exist from time to time) to the reasonable satisfaction of the Company or an Affiliate after receipt of a written warning or performance improvement plan; (b) any act of dishonesty taken in connection with the Participant’s responsibilities as an employee that is intended to result in his or her personal enrichment; (c) conviction or plea of no contest to a crime that negatively reflects on the Participant’s fitness to perform his or her duties or harms the reputation or business of the Company or of an Affiliate; (d) willful or reckless misconduct that is injurious to the reputation or business of the Company or of an Affiliate; or (e) violation of a material policy of the Company or of an Affiliate.
2.4.    “CEO” means the Chief Executive Officer of the Company and, if Applied Materials, Inc. is not the highest level (ultimate parent) entity among it and its Affiliates, either the Chief Executive Officer of the Company or the Chief Executive Officer of the ultimate parent corporation of the Company may act as the “CEO” under the Plan.

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2.5.    “Committee” means the Company’s Chief Executive Officer of the Company (the “CEO”) or a committee of one or more employees or other individuals appointed by the CEO to administer the Plan. Notwithstanding the foregoing, in the case of a Section 16 Officer, “Committee” means the HRCC.
2.6.    “Company” means Applied Materials, Inc., a Delaware corporation, and any successor thereto.
2.7.    “Disability” means a Participant’s disability occurring during a Plan Year for which the Participant actually receives benefits under a Company-sponsored long-term disability plan.
2.8.    “Employer” means with respect to an individual Participant, the Company or Affiliate that both: (a) directly employs such Participant (as the case may be), and (b) the Committee has designated as eligible to cover its employees under the Plan.
2.9.    “Entry Deadline” means, as to any Plan Year, the first business day in the fourth Company fiscal quarter of such Plan Year.
2.10.    “HRCC” means the Human Resources and Compensation Committee of the Board or, if Applied Materials, Inc. is not the highest level (ultimate parent) entity among it and its Affiliates, the compensation committee of the board of directors of the ultimate parent corporation of the Company.
2.11.    “Intentional Misconduct” means a Participant’s deliberate engagement in any one or more of the following: (a) fraud, misappropriation, embezzlement or any other act or acts of similar gravity resulting or intended to result directly or indirectly in substantial personal enrichment to the Participant at the expense of the Company; (b) a material violation of a federal, state or local law or regulation applicable to the Company’s business that has a significant negative effect on the Company’s financial results; or (c) a material breach of the Participant’s fiduciary duty owed to the Company that has a significant negative effect on the Company’s financial results; provided, however, that a Participant’s exercise of judgment or actions (or abstention from action), and/or decision-making will not constitute Intentional Misconduct if such judgment, action (or abstention from action) and/or decision is, in the good faith determination of the Board, reasonable based on the facts and circumstances known to the Participant at the time of such judgment, action (or abstention from action) and/or decision; and such judgment, action (or abstention from action) and/or decision is in an area or situation in which (i) discretion must be exercised by the Participant or (ii) differing views or opinions may apply.
2.12.    “Participant” means, as to any Plan Year, any employee of an Employer who is at a job level grade of B4, B5, B6, B7, E4, E5, E6, E7, M4, M5, M6, M7, V1 V2, V3, or V4, subject to Section 3.1 or other job grade level or other employee of an Employer selected by the Committee. Except as provided in Section 3.1, a Participant for a given Plan Year does not include any employee that first commences employment at the Company or an Affiliate after the Entry Deadline for the applicable Plan Year. Further, a Participant does not include any officer selected by the HRCC to participate in the Applied Materials, Inc. Senior Executive Bonus Plan for that Plan Year. Notwithstanding the foregoing, the Committee, in its sole discretion, may determine that an otherwise eligible employee or group of employees (including all or a portion of employees in an otherwise eligible job level grade) will not be a Participant in the Plan for a given Plan Year.
2.13.    “Payable Award” means the award, if any, payable to a Participant under the Plan for a Plan Year.
2.14.    “Payout Formula” or “Payout Formulae” means, as to any Plan Year, the formula, or formulae or payout matrix established pursuant to Section 3.3 below to guide the determination of any Payable Awards to be paid to Participants for that Plan Year. The formula or matrix may differ from Participant to Participant and may differ from Plan Year to Plan Year.
2.15.    “Performance Goals” means the financial and/or operational goals applicable to a Participant for a Plan Year. Performance Goals may differ from Participant to Participant and may differ from Plan Year to Plan Year.
2.16.    “Plan” means the Applied Materials, Inc. Applied Incentive Plan as set forth in this instrument and as hereafter amended from time to time.
2.17.    “Plan Year” means the fiscal year of the Company.
2.18.    “Retirement” means, with respect to any Participant, a termination of his or her employment with the Company and all of its Affiliates after: (a) obtaining at least sixty (60) years of age and whose age plus Years of Service with the Company is not less than seventy (70) or (b) obtaining at least sixty-five (65) years of age.
2.19.    “Section 16 Officer” means an employee of the Company or its Affiliate who is subject to Section 16 of the Securities Exchange Act of 1934, as amended.
2.20.    “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance thereunder, as they may be amended or modified from time to time.
2.21.     “Section 457A” means Section 457A of the Code and the regulations and guidance thereunder, as they may be amended or modified from time to time.
2.22.    “Years of Service” means the number of months (or a fraction thereof) from a Participant’s latest hire date with the Company or its Affiliate to the date in question, divided by twelve (12). The Participant’s latest hire date will be determined after giving effect to the non-401(k) plan principles of North American Human Resources Policy No. 2-06, Re-Employment of Former Employees/Bridging of Service, as such policy may be amended, revised or superseded from time to time.
3.    PARTICIPATION AND DETERMINATION OF AWARDS

3.1.    Participation. All eligible Participants will be automatically enrolled in the Plan each Plan Year on the first day of such Plan Year or, if later (or again), on the first full business day the individual first meets the definition of “Participant” (as defined Section 2.12) for such Plan year (e.g., the individual moves to an eligible job level grade as provided in Section 2.12 or to an Employer (and provided the individual has an eligible job level grade)). Unless otherwise determined by the Committee, a Participant enrolled in the Plan during a Plan Year will cease to be enrolled for the portion of such Plan Year in which he or she no longer meets the definition of “Participant”; provided, however, that he or she may remain eligible to receive a Payable Award for the portion of such Plan Year in which he or she met the definition of “Participant” in accordance with and subject to Sections 3.4 and Section 3.5, and provided he or she meets the other terms and conditions for eligiblity for a Payable Award. Notwithstanding the foregoing, the Committee, in its sole discretion, may determine that an otherwise eligible employee will not be a Participant in the Plan for a given Plan Year (or a portion thereof). Accordingly, a Participant who participates in the Plan in a given Plan Year is not in any way guaranteed or assured of participation in the Plan in any subsequent Plan Year. Unless otherwise determined by the Committee, a Participant in this Plan is not eligible to participate concurrently in any other incentive plan of the Company or its Affiliates, including, but not limited to, milestone plans, profit sharing plans, the Discretionary Bonus Incentive Plan, sales incentive plans, other incentive plans, etc. Notwithstanding the foregoing, in determining whether an otherwise eligible employee shall become a Participant with respect to a Plan Year (or portion thereof), the Committee may, in its sole discretion, provide that an individual will be deemed to have become a Participant on the first day of the Plan Year, if, as of the Entry Deadline for such Plan Year, (a) he or she was an employee of an entity or its predecessor that, by virtue of an acquisition or similar transaction by the Company, first became an Affiliate after the Entry Deadline for Plan Year, and (b) he or she otherwise meets the definition of a “Participant” in Section 2.12 of the Plan.
3.2.    Determination of Performance Goals. The Committee, in its sole discretion, will establish written Performance Goals for each Participant for the Plan Year.
3.3.    Determination of Payout Formula or Formulae. The Committee, in its sole discretion, will establish a Payout Formula or Payout Formulae for purposes of serving as a guide for determining any Payable Awards. Each Payout Formula will (a) be in writing, (b) be based on a comparison of actual performance against the Performance Goals, (c) suggest a target Payable Award based on the assumption that the Performance Goals are met, and (d) set a maximum Payable Award.
3.4.    Determination of Payable Awards.

3.4.1.    In General. After the end of each Plan Year, the Committee will determine the extent to which each Participant exceeded, achieved, or missed his or her Performance Goals for the Plan Year. The Payable Award for each Participant, if any, will be determined by the Committee, in its sole discretion, with reference to the applicable Payout Formula. Notwithstanding any contrary provision of the Plan, (a) the Committee, in its sole discretion, may increase, reduce, pro-rate or eliminate a Participant’s Payable Award based on whatever factors it deems relevant, including but not limited to in connection with a Participant’s termination of employment as described in Section 3.5 or an individual’s eligibility as a Participant for only a portion of the Plan Year, as described in Section 3.1 and Section 3.4.2, and (b) the Board, in its sole discretion, may require a Participant to forfeit, return or reimburse the Company all or a portion of his or her Payable Award in accordance with Section 4.7 of the Plan. The fact that a Participant achieved or exceeded his or her Performance Goals will not, in any respect, guarantee that the Participant will receive any Payable Award or any specific amount of Payable Award. As a result, a Participant has no right or entitlement to any Payable Award unless and until the Committee, in its sole discretion, has determined the Payable Award with respect to the Participant.
3.4.2.    Pro-Ration of Target Payable Award; Pro-Rata Payable Awards. The Committee may, in its sole discretion, pro-rate the target Payable Award for Participants that meet the definition of “Participant” for a portion of the Plan Year, but remain eligible for consideration for a Payable Award in accordance with Section 3.1 and Section 3.5. A pro-rata Payable Award may, in the sole discretion of the Committee, be made to a Participant who remains an employee of the Company or an Affiliate through the last day of the Plan Year for the portion of such Plan Year in which the Participant met the definition of “Participant” in accordance with and subject to Sections 3.4 and Section 3.5, and provided he or she meets the other terms and conditions for eligiblity for a Payable Award. The amount, if any, of an actual Payable Award to any such Participant remains in sole discretion of the Committee.
3.5.    Eligibility for Payable Awards. Except as provided in this Section, a Participant will be eligible for consideration for a Payable Award only if he or she remains an employee of the Company or an Affiliate through the last day of the Plan Year. Notwithstanding the foregoing, the Committee, in its discretion, may determine that a Participant (or Participant’s estate) will be eligible for consideration for a Payable Award (which may be pro-rated and is subject to the Committee’s authority under Section 3.4) if, during the Plan Year, the Participant’s employment with the Company or an Affiliate is terminated on account of Retirement, Disability, death, or involuntary termination by the Company or an Affiliate for a reason other than Cause or under circumstances determined by the Committee to warrant continued eligibility for consideration for a Payable Award. The Committee, in its sole discretion, may determine whether a Participant who has received any form of disciplinary action, including but not limited to a written or final warning or is placed on a Performance Improvement Plan or similar program during the Plan Year is entitled to a Payable Award for that Plan Year.

4.	PAYMENT OF AWARDS
4.1.    Right to Receive Payment. Any Payable Award will be paid solely from the Company’s general assets. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2.    Form of Payment. Any Payable Award under the Plan will be paid in cash, or its equivalent, in a single lump sum.
4.3.    Timing of Payment. Any Payable Award under the Plan will be paid as soon as administratively practicable after such Payable Award has been determined by the Committee, but in no event will such payment be made later than the fifteenth (15th) day of the third (3rd) month immediately following the end of the Plan Year to which the Payable Award relates. However, in the case of any Participant who is on a Company-approved personal leave of absence on the last day of the Plan Year, the Payable Award, if any, will not be paid until the Participant has returned to work for at least 90 consecutive days following his or her return from the leave of absence (the “90-Day Service Period”), in which case, the Payable Award, if any, will be paid as soon as administratively practicable after the completion of the 90-Day Service Period, but in no event will such payment be made later than the fifteenth (15th) day of the third (3rd) month immediately following the later of (a) the end of the Plan Year in which the 90-Day Service Period is completed; or (b) the end of the Participant’s taxable year in which the 90-Day Service Period is completed. Notwithstanding the foregoing, the Committee may, in its sole discretion, determine that the 90-Day Service Period will be waived for any reason, including, but not limited to, with respect to a Participant whose employment with the Company or an Affiliate terminates during such 90-Day Service Period by reason of such Participant’s Retirement, Disability, death or involuntary termination by the Company or an Affiliate for a reason other than Cause. If the 90-Day Service Period is waived with respect to any Participant, the Payable Award, if any, will be paid as soon as administratively practicable after such waiver, but in no event will such payment be made later than the fifteenth (15th) day of the third (3rd) month immediately following the later of (a) the end of the Plan Year in which the 90-Day Service Period is waived; or (b) the end of the Participant’s taxable year in which the 90-Day Service Period is waived. For purposes of clarity, a Participant who both is on a Company-approved non-personal leave of absence and whose employment status is protected by applicable law as a result of such leave of absence will not be subject to any 90-Day Service Period requirement.
4.4.    Taxes. Each Payable Award will be paid net of all applicable tax withholding and deductions.
4.5.    Payment in Event of Participant’s Death. If the Committee has determined, in its sole discretion, that a Participant will receive a Payable Award, but the Participant is deceased at the time such award is payable, then such Payable Award will be paid to the Participant’s estate or to the beneficiary or beneficiaries entitled thereto under the intestacy laws governing the disposition of the Participant’s estate.
4.6.    Payment Through Affiliate. Payable Awards may be paid, in the Committee’s discretion, through the Company or any of its Affiliates.
4.7.    Clawback in Connection with a Material Negative Financial Restatement. Pursuant to the Company’s clawback policy, the Board, in its sole discretion, may require a Participant to forfeit, return or reimburse the Company all or a portion of his or her Payable Award that is paid on or after December 7, 2009, if (i) the Participant is or was a Section 16

Officer during the applicable Plan Year, and (ii) the Participant deliberately engaged in Intentional Misconduct that was determined by the Board, in its sole discretion, to be the primary cause of a material negative restatement of a Company financial statement that was filed with the U.S. Securities and Exchange Commission and such financial statement, as originally filed, is one of the Company’s three (3) most recently filed annual financial statements. The portion of the Payable Award, if any, that a Participant may be required to forfeit, return or reimburse will be determined by the Board, in its sole discretion, but will be no more than the after-tax portion of the Payable Award that was: (1) in excess of the Payable Award he or she would have received had the Company’s financial results been calculated under the restated financial statements, and (2) paid within the period beginning on the date the Committee determines the Payable Award (in accordance with Section 3.4 of the Plan) and ending on the date that is twelve (12) months after the original filing of the financial statement that subsequently was restated.

5.	ADMINISTRATION
5.1.    Committee is the Administrator. The Plan will be administered by the Committee.
5.2.    Committee Authority. The Committee has all powers and discretion to administer the Plan and to control its operation, including, but not limited to, the power and discretion to (a) select Participants and make other determinations under Section 3; (b) make Plan rules and regulations to address any situation or condition not specifically provided for by the Plan; and (c) interpret the provisions of the Plan and any Payable Awards. Any determination, decision or action of the Committee (or any delegate of the Committee) in connection with the construction, interpretation, administration or application of the Plan will be final, conclusive, and binding upon all persons, and will be given the maximum possible deference permitted by law.
5.3.    Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and/or powers under the Plan to one or more officers or other employees of the Company or its Affiliates; provided, however, that any decision, action or determination under the Plan by any such delegate of the Committee will be subject to review and change by the Committee, in its sole discretion. Notwithstanding the foregoing, the Committee may not delegate its authority and/or powers under the Plan with respect to Section 16 Officers.

6.	GENERAL PROVISIONS
6.1.    Nonassignability. A Participant will have no right to assign or transfer any interest under this Plan.
6.2.    Section 409A; Section 457A. It is intended that any Payable Awards under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein shall be interpreted to so comply or be exempt. It is also intended that all bonuses payable under this Plan be exempt from Section 457A of the Code so that none of the payments and benefits to be provided under this

Plan will be subject to the additional tax imposed under Section 457A, and any ambiguities herein shall be interpreted to be exempt. Each payment payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A and/or Section 457A prior to actual payment to any Participant.
6.3.    No Effect on Employment. The Plan, participation in the Plan, and administration of the Plan do not confer any right upon any Participant for the continuation of his or her employment with the Company or its Affiliates for any Plan Year or any other period. A Participant’s employment with the Company or its Affiliates is fully terminable at will. The Company and its Affiliates expressly reserve the right, which may be exercised at any time and without regard to when during a Plan Year such exercise occurs, to terminate any Participant’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.
6.4.    No Individual Liability. Neither the Committee, nor any member of the Committee, nor any delegate of the Committee, nor any member of the HRCC, nor any member of the Board will be liable for any determination, decision or action made or taken in good faith with respect to the Plan or any Payable Award under the Plan.
6.5.    Integration. The Plan as stated in this document is the complete embodiment of the terms and conditions of the Plan and supersedes any prior versions of the Plan and any prior or contemporaneous agreements, promises, or representations concerning the subject matter of the Plan.
6.6.    Amendment or Termination. The Committee or the HRCC may amend or terminate the Plan at any time and for any reason by a written amendment. No individual director, officer, or employee, regardless of his or her position at the Company or its Affiliates, otherwise has the power to amend or alter the terms and conditions of the Plan, whether he or she purports to do so verbally or in writing.
6.7.    Arbitration. Any dispute arising from, or related to, this Plan will be settled pursuant to the Applied Materials, Inc. Arbitration Policy, where such an arbitration policy is in effect.
6.8.    Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision will not affect the other provisions of the Plan, and the Plan will be construed in all respects as if such invalid provision had been omitted. The provisions of the Plan will be governed by and construed in accordance with the laws of the State of California, with the exception of California’s conflict of laws provisions.

EXECUTION

IN WITNESS WHEREOF, Applied Materials, Inc., by its duly authorized officer, has executed this restated Plan document effective as of October 28, 2013.

APPLIED MATERIALS, INC.

By _/s/ Greg Lawler_________________________
Greg Lawler
Corporate Vice President, Global Rewards